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                                                                    Exhibit 99.2

                          AMERICAN ANNUITY GROUP, INC.

                           INSTRUCTIONS AS TO USE OF

                              RIGHTS CERTIFICATES

                      ___________________________________

              CONSULT THE EXCHANGE AGENT, OR YOUR BANK OR BROKER,
           IF YOU HAVE ANY QUESTIONS AFTER READING THESE INSTRUCTIONS
                      ___________________________________


  The following instructions relate to the rights offering (the "Offering") by American Annuity Group, Inc., a Delaware corporation (the "Company"), to the holders of its common stock, $1.00 par value per share (the "Common Stock"), as described in the Company's Prospectus dated August ___, 1995 (the "Prospectus"). Holders of record (the "Record Date Holders") of Common Stock at the close of business on August ___, 1995 (the "Record Date") are receiving one transferable subscription right (a "Right") for each ten shares of Common Stock held on the Record Date. Rights entitle a holder thereof (the "Rights Holder") to subscribe for the purchase from the Company of one share of Common Stock (the "Basic Subscription Privilege") at the subscription price (the "Subscription Price") of $[ ] per Underlying Share (as defined in the Prospectus). In lieu of fractional Rights, the aggregate number of Rights issued to a Record Date Holder has been rounded up to the next whole number.
An aggregate number of up to [3,950,000] Underlying Shares will be distributed in connection with the Offering. Subject to the proration and possible reduction described below, each Right also entitles any Rights Holder exercising the Basic Subscription Privilege in full to subscribe for additional Underlying Shares available after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege (the "Oversubscription Privilege").
Underlying Shares will be available for purchase pursuant to the Oversubscription Privilege only to the extent that there are Underlying Shares not subscribed for through the Basic Subscription Privilege. If the Underlying Shares not subscribed for through the Basic Subscription Privilege (the "Excess Underlying Shares") are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Underlying Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Rights Holders exercising the Oversubscription Privilege based on the respective number of Underlying Shares purchased by such Rights Holders pursuant to the Basic Subscription Privilege. The Subscription Price is payable in cash. See "THE RIGHTS OFFERING" in the Prospectus.